Exhibit 99.1

Hepion Pharmaceuticals, Inc. Announces Termination of Merger Agreement with Pharma Two B Ltd.

EDISON, N.J., December 11, 2024 —Hepion Pharmaceuticals, Inc. (Nasdaq: HEPA) (the “Company” or “Hepion”), a clinical stage biopharmaceutical company that had been developing a treatment for non-alcoholic steatohepatitis (“NASH”), hepatocellular carcinoma (“HCC”), and other chronic liver diseases, today announced that it has entered into a termination agreement with Pharma Two B Ltd. which terminates the merger agreement between the two parties that was previously entered into on July 19, 2024.

Neither party will be required to pay the other a termination fee as a result of the mutual decision to terminate the agreement.

Hepion also announced that its previously announced special meeting of its stockholders scheduled for December 12, 2024 has been cancelled and that it has withdrawn from consideration by its stockholders the proposals set forth in the Company’s Definitive Proxy Statement on Form F-4 filed with the U.S. Securities and Exchange Commission on November 8, 2024.

About Hepion Pharmaceuticals

Hepion is a biopharmaceutical company headquartered in Edison, New Jersey, previously focused on the development of drug therapy for treatment of chronic liver diseases. This therapeutic approach targets fibrosis, inflammation, and shows potential for the treatment of hepatocellular carcinoma (“HCC”) associated with non-alcoholic steatohepatitis (“NASH”), viral hepatitis, and other liver diseases. Hepion’s cyclophilin inhibitor, rencofilstat, was being developed to offer benefits to address multiple complex pathologies related to the progression of liver disease. In December 2023, Hepion’s board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs. Additionally, Hepion initiated a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value within the current financial environment and NASH drug development landscape. On April 19, 2024, Hepion announced that it has begun wind-down activities in its ASCEND- NASH clinical trial which wind-down activities have since been completed and the trial has been closed. Hepion is continuing efforts, to the extent that cash is available, to provide any value derived from rencofilstat to its shareholders.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Hepion’s future financial or operating performance. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions identify forward-looking statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2023, and other periodic reports filed with the Securities and Exchange Commission.

Contact Information

Hepion Pharmaceuticals

info@hepionpharma.com

-1-